Exhibit 10.1

HILTON GRAND VACATIONS INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2022)

HILTON GRAND VACATIONS INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

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HILTON GRAND VACATIONS INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Hilton Grand Vacations Inc. hereby establishes a deferred compensation plan (the “Plan”), effective as of the Effective Date, for deferrals with respect to Compensation to be earned or to be otherwise paid on or after the Effective Date, to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of base salary and bonus compensation and, to the extent applicable, Company contributions; and

NOW, THEREFORE, the Plan is hereby established on the terms and conditions hereinafter set forth:

ARTICLE I

TITLE AND DEFINITIONS

Section 1.1 Title.

This Plan shall be known as the Hilton Grand Vacations Inc. Executive Deferred Compensation Plan.

Section 1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Account” shall mean, with respect to a Participant, the Account established on the books of account of the Company, pursuant to Article IV, for each Participant. The Account shall include any Compensation Deferrals, Company Match, Company Contributions, plus any credits for earnings (and minus any debits for losses) on such amounts.

“Administrator” shall mean the Person or Persons appointed by the Committee to administer the Plan in accordance with Article IX, or such Person or Person’s delegate.

“Applicable Percentage” shall mean, unless and until changed by the Committee, four percent (4%).

“Base Salary” means the Participant’s base rate of pay (including regular compensation, holiday, vacation, personal and sick pay) payable for services performed for the Company for the Plan Year, as adjusted to reflect increases and decreases to the base rate during the Plan Year. Base Salary shall include only amounts paid through U.S. payroll unless determined otherwise by the Administrator.

“Base Salary Deferral” shall mean that portion of Base Salary as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified in the Enrollment Agreement and/or as otherwise specified under this Plan.

“Beneficiary” or “Beneficiaries” shall mean the Person or Persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrator to receive all of the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Administrator. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the Person or Persons who can verify by affidavit or court order to the satisfaction of the Administrator that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that Person’s living parent(s) to act as custodian, (ii) if that Person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that Person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Bonus Compensation” means the Participant’s bonus or incentive compensation payable for services performed for the Company for the Plan Year pursuant to one or more short-term incentive plans provided by the Company. Bonus Compensation shall include only amounts designed to be settled in cash and only amounts paid through United States payroll unless otherwise approved by the Committee. For clarification, Bonus Compensation for a Plan Year shall refer to amounts earned with respect to that Plan Year, even if paid after the end of the Plan Year.

“Bonus Compensation Deferral” shall mean that portion of Bonus Compensation as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified in the Enrollment Agreement and/or as otherwise specified under this Plan.

“Change in Control” shall mean a “change in control event” as defined under Section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Global Benefits Administrative Committee of the Company, or if no such committee exists, the full Board of Directors of the Company.

“Company” or “Employer” shall mean Hilton Grand Vacations Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) or (c) of the Code) of which Hilton Grand Vacations Inc. is a component member.

“Company Contribution” shall equal the amount described in Section 4.3, if any.

“Company Match” shall equal the amount described in Section 4.4, if any.

“Compensation” shall consist of the Eligible Employee’s “Base Salary” as in effect from time to time during a Plan Year and the Eligible Employee’s “Bonus Compensation” which shall equal the amount of any cash incentive to be paid to an Eligible Employee under an incentive plan maintained by the Company and any other cash bonus of any kind.

“Compensation Deferral” means that portion of Compensation as to which a Participant has made an irrevocable election to defer receipt until the date specified in the Enrollment Agreement and/or as otherwise specified under this Plan.

“Disability” shall mean that the Administrator determines that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Notwithstanding the foregoing, in no event shall a Disability be deemed to occur unless it would satisfy the requirements for “disability” under Section 409A of the Code.

“Effective Date” shall mean January 1, 2022.

“Eligible Employee” shall mean (i) officers of the Company at the Vice President or General Manager level or higher, or (ii) Highly Compensated Employees; provided that no person shall be an Eligible Employee unless selected by the Administrator to participate in the Plan pursuant to Article II. Unless specifically designated by the Administrator, no person who is not subject to U.S. taxation shall be eligible to participate in the Plan.

“Enrollment Agreement” shall mean the authorization form which an Eligible Employee files with the Administrator to participate in the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fund” or “Funds” shall mean one or more of the investments selected by the Administrator pursuant to Section 3.4(a).

“Grandfathered Account” shall have the meaning set forth in Appendix A.

“Highly Compensated Employee” shall mean an employee of the Company who the Administrator, in its discretion, anticipates will receive Compensation in excess of the salary limitation contained in Section 401(a)(17) of the Code for the applicable Plan Year or who the Administrator otherwise determines to be a highly compensated employee or member of a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

“Investment Return” shall mean, for each Fund, an amount equal to the net investment performance of such Fund on a given day, as determined by the Administrator.

“Minimum Deferral” shall mean the minimum percentage of Compensation eligible to be deferred under the Plan that a Participant must elect to defer in order to receive the Company Match. Unless and until changed by the Committee, the Minimum Deferral shall be five percent (5%) of the Participant’s Compensation.

“Participant” shall mean any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

“Plan” shall mean this Hilton Grand Vacations Inc. Executive Deferred Compensation Plan set forth herein, in effect as of the Effective Date, or as amended from time to time.

“Plan Year” shall mean the twelve (12) consecutive month period beginning on January 1.

“Section 409A” means Section 409A of the Code and the treasury regulations promulgated thereunder.

“Separation Date” shall mean the date a Participant incurs a Separation from Service.

“Separation from Service” shall mean a Participant’s separation from service with the Company within the meaning of Section 409A.

ARTICLE II

PARTICIPATION

Except as otherwise expressly provided for herein, prior to December 31 of each Plan Year, the Administrator shall designate individuals meeting the definition of Eligible Employees for participation in the Plan for the following Plan Year. An Eligible Employee designated as a Participant shall thereafter, unless otherwise determined by the Administrator, be eligible to make a Compensation Deferral for each Plan Year. Participation in the Plan shall be made conditional upon an Eligible Employee’s acknowledgement, in writing or by making a deferral election under the Plan, that all decisions and determinations of the Administrator shall be final and binding on the Participant, the Participant’s beneficiaries and any other Person having or claiming an interest under the Plan. A Participant with a Grandfathered Account shall participate in the Plan with regard to such Grandfathered Account as described in Appendix A.

ARTICLE III

DEFERRAL ELECTIONS

Section 3.1 Elections to Defer Compensation.

A Participant may defer Compensation in a given calendar year, upon the completion of an Enrollment Agreement, based on elections made in a manner prescribed by the Administrator as follows:

(a) In general, each Eligible Employee may elect to make a Compensation Deferral by filing with the Administrator an Enrollment Agreement provided by the Administrator no later than December 31 (or such other earlier date determined by the Administrator) of the Plan Year preceding the Plan Year for which the Compensation is to be earned and specifying whether the Participant elects a Base Salary Deferral or a Bonus Compensation Deferral or a combination, the form and timing of distribution and such other information as the Administrator shall require.

(b) The Administrator may, in its discretion, permit individuals who first become Eligible Employees after the beginning of a Plan Year, including individuals who become Eligible Employees because they are promoted or hired by the Company on or after January 1 of a Plan Year to a position which has been designated by the Administrator as an Eligible Employee, to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement as soon as practicable following the date the Eligible Employee is notified of such Eligible Employee’s eligibility but, in any event, within 30 days after such date. Notwithstanding the foregoing, however, any Enrollment Agreement executed by an Eligible Employee, pursuant to this Section, to make a Compensation Deferral shall apply only to Compensation earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.

Section 3.2 Special Rules for Performance-Based Compensation.

Notwithstanding Section 3.1 above, if an Eligible Employee’s Bonus Compensation is “performance-based compensation” as contemplated by Section 409A, the Administrator may allow the Eligible Employee to elect to defer all or a portion of such Eligible Employee’s Bonus Compensation for a Plan Year at a time determined by the Administrator, which may be no less than six months before the end of the applicable Plan Year in which such Bonus Compensation is to be earned.

Section 3.3 Distribution Elections.

(a) Except as otherwise provided in this Plan, a Participant’s Separation from Service shall be the distribution event for his or her Account.

(b) As part of the Enrollment Agreement, each Participant shall select whether his or her Account shall be paid in a single lump sum or annual installments payable over a period of 2 to 5 years (as elected by the Participant in the Enrollment Agreement), in each case following the Participant’s Separation from Service in accordance with Section 6.1. This election shall apply to the Participant’s entire Account for any and all Plan Years, subject to change only in accordance with Section 3.5 below.

(c) If a Participant fails to elect a lump sum or annual installments as provided in Section 3.3(b) above, then the Participant’s Account shall be paid as a lump sum in accordance with Section 6.1.

Section 3.4 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1 and the distribution elections described in Section 3.3, the Participant shall designate, in a manner prescribed by the Administrator, which Funds the Participant’s Account shall be deemed to be invested in for purposes of determining the Investment Return to be credited to those Accounts. The Funds shall be as selected by the Administrator from time to time and the Administrator may add, change, or delete Funds at any time. In making the designation pursuant to this Section 3.4, the Participant may specify that all or any whole percentage of the Participant’s Accounts be deemed to be invested in one or more of the Funds. A Participant may change the designation made under this Section 3.4, in a manner prescribed by the Administrator, on any business day. Such change shall be effective as soon as administratively feasible after it is received by the Administrator.

(b) If a Participant fails to elect a type of Fund under this Section 3.4, he or she shall be deemed to have elected the Fund designated by the Administrator.

(c) Although the Participant may designate the Funds according to Section 3.4(a) above, the Administrator shall select, from time to time, in its sole discretion, for each of the Funds described in Section 3.4(a) above, a commercially available mutual fund or contract or an investment fund established with and administered by an investment manager selected by the Administrator. The Investment Return of each such commercially available mutual fund, contract or investment fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Article IV although nothing set forth in this Plan shall require an actual investment of monies in any such mutual fund or in any other Fund designated as a deemed investment vehicle for Compensation Deferrals.

Section 3.5 Subsequent Elections.

A Participant may make a subsequent election to change the form or time at which Compensation Deferrals credited to a Participant’s Account shall be paid; provided that (i) the election must be made no later than 12 months prior to the time the Participant’s Account would otherwise be payable, (ii) the subsequent election may not take effect until at least 12 months after the date on which the election is made, and (iii) except with respect to payment upon an Unforeseeable Financial Emergency, Disability, or death, the first payment with respect to which such election is made must be deferred for a period of five years from the date such payment would have otherwise have been made. Participants shall be permitted to make only one subsequent election to change the form or time of payment of their Account.

Section 3.6 Other Rules Regarding Deferral Elections.

(a) The Administrator may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time; provided, however, in no event may an Eligible Employee’s Base Salary Deferrals exceed eighty percent (80%) of Base Salary. Any such limits shall be communicated by the Administrator to the Participants prior to the commencement of a Plan Year.

(b) Notwithstanding anything herein to the contrary, no Eligible Employee shall be permitted to defer Compensation which the Administrator reasonably determines is required to pay the Eligible Employee’s portion of payroll and other taxes and contributions towards benefits (including, but not limited to, medical, life, dental and disability) provided to the Eligible Employee and such Eligible Employee’s dependents.

(c) A Participant’s Compensation Deferral shall remain in effect and be irrevocable, notwithstanding any change in a Participant’s Compensation, for the entire Plan Year for which it is effective. A new Compensation Deferral election must be made for each Plan Year during which a Participant wishes to defer Compensation. Compensation Deferral elections shall be made on an Enrollment Agreement filed with the Administrator by December 31 of a Plan Year (or such earlier date as may be designated by the Administrator) to make a Compensation Deferral for Compensation to be earned on or after January 1 of the immediately following Plan Year.

(d) All deferral elections under the Plan shall be made in accordance with Section 409A.

ARTICLE IV

ACCOUNTS

Section 4.1 General.

The Administrator shall establish and maintain a Account with respect to each Participant. Each Participant’s Account shall be further divided into separate subaccounts (“subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.4 or otherwise as deemed appropriate by the Administrator. For Participants with a Grandfathered Account, the Administrator shall separately account for such Grandfathered Account to the extent necessary to preserve the grandfathered status of such account under Section 409A.

Section 4.2 Compensation Deferrals.

Unless otherwise specified by the Committee, as soon as practicable after the end of each regular Company payroll period, the Administrator shall credit the Participant’s Account with an amount equal to the Base Salary and/or Bonus Compensation that would otherwise have been earned for such payroll period in accordance with the irrevocable election in the Enrollment Agreement and in accordance with the Participant’s investment elections under Section 3.4(a). Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant’s Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

Section 4.3 Company Contribution.

From time-to-time and in its sole discretion, the Committee may provide that Company Contributions be credited to some or all Participants, according to the terms and conditions determined by the Committee in its sole discretion, and the Committee need not treat all Participants the same in making Company Contributions. If made, these Company Contributions shall be in addition to any specified in Section 4.4.

Section 4.4 Company Match.

(a) For each Plan Year that a Participant makes a Base Salary Deferral election and/or a Bonus Compensation Deferral election equal to or greater than the Minimum Deferral, the Employer shall credit to the Participant’s Account an amount equal to the Applicable Percentage of the Participant’s respective Base Salary and/or Bonus Compensation from the Employer in excess of the dollar limitation in effect for the Plan Year under Section 401(a)(17) of the Code, subject to the rules set forth below. For clarification, the Minimum Deferral may be satisfied independently for Base Salary and Bonus Compensation and the Company Match shall only apply to the type(s) of Compensation for which the Minimum Deferral was satisfied and disregard any type(s) of Compensation for which the Minimum Deferral was not satisfied. A Participant whose Compensation Deferrals are cancelled during a Plan Year under Section 6.5 shall not be eligible for the Company Match for such Plan Year. Additionally, for Participants who first become Eligible Employees after the beginning of the Plan Year (as described in Section 3.1(b)), unless otherwise specified by the Committee (in its sole discretion), the Company Match shall only take into account Compensation earned after the date on which a Participant’s Enrollment Agreement is filed and becomes irrevocable, provided however that Compensation earned prior to the election may be considered in determining whether the dollar limitation under Section 401(a)(17) is met for the Plan Year.

(b) Rules Applicable to Base Salary Deferrals.

To receive the Company Match on Base Salary Deferrals for a Plan Year, the Participant must elect a Base Salary Deferral greater than or equal to the Minimum Deferral for the Plan Year in which the Base Salary is earned. For clarification, whether the Participant satisfies the Minimum Deferral shall be determined at the time the Base Salary Deferral election becomes irrevocable.

(c) Rules Applicable to Bonus Compensation Deferrals.

To receive the Company Match on Bonus Compensation Deferrals for a Plan Year, the Participant must elect a Bonus Compensation Deferral greater than or equal to the Minimum Deferral for the Plan Year in which the Bonus Compensation is earned, regardless of when the Bonus Compensation is paid. For clarification, whether the Participant satisfies the Minimum Deferral shall be determined at the time the Bonus Compensation Deferral election becomes irrevocable.

(d) Timing of Company Match and Annual Limitations. The Employer shall credit Company Match related to both Base Salary Deferrals and Bonus Compensation Deferrals for a Plan Year at a time determined by the Committee. Unless otherwise determined by the Committee, all Company Match for a Plan Year shall be calculated and credited as soon as practicable after the Compensation to which the Company Match relates would otherwise have been paid but for the deferral (e.g. on a payroll period basis for Base Salary Deferrals and after the payment of bonuses for Bonus Compensation Deferrals). The Committee may elect a different timing, in its discretion, provided that that in all events Company Match related to a Plan Year shall be credited no later than December 31 of the calendar year following such Plan Year. For clarification, in calculating the amount of the Company Match for a Plan Year, the dollar limitation of under Section 401(a)(17) of the Code that applied to the Plan Year in which the Compensation was earned shall be used, regardless of when the Compensation is paid or when the Company Match is calculated.

Section 4.5 Investment Return.

Each subaccount of a Participant’s Account shall, as of each business day, be credited with earnings and debited with losses in an amount equal to that determined by multiplying the balance credited to such subaccount as of the previous day by the Investment Return for the corresponding Fund pursuant to Section 3.4.

ARTICLE V

VESTING

Section 5.1 Compensation Deferral.

A Participant’s Compensation Deferral credited to the Participant’s Account shall be 100% vested at all times

Section 5.2 Company Match.

Unless otherwise specified by the Committee, a Company Match credited to a Participant’s Account, if any, shall be 100% vested at all times. The Committee shall at all times retain the discretion to apply a vesting schedule to Company Contributions at the time credited to a Participant’s Account.

Section 5.3 Company Contribution.

Unless otherwise specified by the Committee, Company Contributions credited to a Participant’s Account, if any, shall be 100% vested at all times. The Committee shall at all times retain the discretion to apply a vesting schedule to Company Contributions at the time credited to a Participant’s Account.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 General.

A Participant’s Account shall be distributed in the form elected by the Participant, or the default form provided in the event a Participant fails to make an election, pursuant to Section 3.3 and shall be paid, or commence to be paid, within 30 days following the end of the twelfth (12th) full calendar month after the Participant has a Separation from Service, unless payment is deferred pursuant to Section 3.5. Any unvested portion of any Account shall be forfeited.

Section 6.2 Permitted Acceleration of Payment.

Notwithstanding any provision of the Plan or election by a Participant to the contrary, the time or schedule of a payment may be accelerated to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Section 409A, related to benefits provided in the Plan.

Section 6.3 Small Benefit Cashout.

Notwithstanding any provision of the Plan or election by a Participant to the contrary, in the event the value of the vested portion of a Participant’s Account does not exceed $50,000 as of the Participant’s Separation Date, then the total vested portion of the Participant’s Account shall be paid in a single lump sum within 30 days following the end of the twelfth full calendar month after the Participant has a Separation from Service.

Section 6.4 Disability.

If a Participant incurs a Disability, the entire value of his or her Account shall be distributed to the Participant in a single lump sum. Any distribution pursuant to this Section shall occur as soon as practicable following the determination of the Disability as approved by the Committee (but in no event after December 31 of the calendar year following the calendar year in which the Disability occurs). In the event that a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s deferral election shall be cancelled.

Section 6.5 Unforseeable Emergency.

A Participant who incurs an unforeseeable emergency may apply to the Committee for an immediate distribution from his or her Account in an amount necessary to satisfy such unforeseeable emergency and the tax liability attributable to such distribution, subject to the rules set forth below.

(i)

An unforeseeable emergency shall be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant’s beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee. In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(ii)

A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan.

(iii)

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional Compensation that is available by reason of the cancellation of the Participant’s deferral election upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Section 409A, and to the extent required under the Plan.

(iv)	In the event a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s deferral election shall be cancelled.

(v)

If the Participant receives a hardship withdrawal under the Company’s qualified defined contribution plan that meets the requirements of Section § 1.401(k)-1(d)(3) of the treasury regulations (or its successor), the Participant may request cancellation of the Participant’s deferral election. Upon approval by the Committee of such request, the Participant’s deferral election shall be cancelled.

Section 6.6 Permissible Distribution Event.

Notwithstanding any provision of the Plan to the contrary, no distributions shall be made except upon a specified date or event as permitted pursuant to Section 409A.

Section 6.7 Payment by Trust.

The Company may cause the payment of benefits under this Plan to be made in whole or in part by the trustee of a trust designated by the Committee (the “Trust”). The Administrator may direct the Trustee to pay the Participant’s or Beneficiary’s benefit at the time and in the amount described herein. In the event the amounts allocated to the Participant under the Trust are not sufficient to provide the full amount of benefit payable to the Participant, the Company shall pay the remainder of such benefit.

Section 6.8 Inability to Locate Participant.

In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to the Participant’s elections under

Section 3.3, as applicable. The Participant (or the Beneficiary) shall be solely and exclusively responsible for any adverse financial or tax consequences (including without limitation a decrease in the value of the benefit or the imposition of additional taxes under Section 409A of the Code) of a delay in payment related to the Administrator’s inability to locate the Participant or the Beneficiary

ARTICLE VII

DEATH BENEFITS

Upon the death of a Participant before the Participant’s Account has been paid in full (either in a lump sum or installment payments), the Participant’s Beneficiary shall receive the balance of the Participant’s vested Account as of the date of death, as adjusted by subsequent gains or losses prior to distribution, in the form of a lump sum payment as soon as reasonably practicable following the date of the Participant’s death (but in no event after December 31 of the calendar year following the calendar year in which death occurs).

ARTICLE VIII

CLAIMS PROCEDURES

Section 8.1 Claims.

A Participant or, following the Participant’s death, a Beneficiary (collectively referred to in this section as “Claimant”) may submit a claim for benefits under the Plan. Any claim for benefits under this Plan shall be made in writing to the Administrator. If such claim for benefits is wholly or partially denied, the Administrator shall, within 90 days after receipt of the claim, notify the Claimant of the denial of the claim unless special circumstances require an extension of time for processing the claim, which extension shall not exceed 180 days from receipt of the claim. If such extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a final decision. A notice of denial shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and shall contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of the additional material or information (if any) necessary to perfect the claim, together with an explanation of why such material or information is necessary, and an explanation of the claims review procedure set forth below, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 8.2 Appeal.

Within 60 days after the receipt by a Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Administrator that it conduct a full and fair review of the denial of the claim for benefits. The Claimant, or duly authorized representative, shall receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. The Claimant, or duly authorized representative may also submit written comments, documents, records and other information relating to the claim for benefits, and the review shall take into account such items whether or not they were considered in the initial benefit determination.

The Administrator shall deliver to the Claimant, or authorized representative, a written decision on the claim within 60 days after the receipt of the request for review, except that if there are special circumstances that require an extension of time, the 60-day period may be extended to 120 days. If such extension is required, written notice shall be furnished to the Claimant, or authorized representative, prior to the termination of the initial 60-day period and shall indicate the special circumstances requiring an extension of time and the date by which the final decision will be rendered. The decision shall be written in a manner calculated to be understood by the Claimant, include the specific reason or reasons for the decision, include a statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents and other information relevant to the claim, contain a specific reference to the pertinent Plan provisions upon which the decision is based, and include a statement describing any voluntary appeal procedures offered by the Plan and a statement of the Claimant’s right to bring an action under section 502(a) of ERISA.

Section 8.3 Authority.

The Administrator, in determining claims for benefits, shall have the complete discretion to review and determine related factual questions, to construe the terms of the Plan, and to bind the Company with respect to the Plan.

ARTICLE IX

ADMINISTRATION

Section 9.1 Administrator.

The Plan shall be administered by the Administrator. The Administrator shall be appointed by, and serve at the pleasure of, the Committee, provided that if no Administrator is designated, the Plan shall be administered by the Committee. The number of members comprising the Administrator shall be determined by the Committee which may from time to time vary the number of members. A member of the Administrator may resign by delivering a written notice of resignation to the Committee. The Committee may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Administrator shall be filled as soon as practicable by the Committee.

Section 9.2 Administrator Action.

The Administrator shall act at meetings by affirmative vote of a majority of the members of the Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrator and such written consent is filed with the minutes of the proceedings of the Administrator. A member of the Administrator shall not vote or act upon any matter which relates solely to such member as a Participant. Any member or members of the Administrator may execute any certificate or other written direction on behalf of the Administrator.

Section 9.3 Powers and Duties of the Administrator.

(a) The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the mutual funds, contracts or investment funds to be the Funds in accordance with Section 3.4(a) hereof;

(ii) To construe and interpret the terms and provisions of this Plan; reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan; and to make factual determinations;

(iii) To compute and certify to the amount and kinds of benefits payable to Participants and their Beneficiaries;

(iv) To maintain all records that may be necessary for the administration of the Plan;

(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(vii) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

(viii) On behalf of the Company, to select those Highly Compensated Employees who shall be Eligible Employees.

Section 9.4 Construction and Interpretation.

(a) The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to, the Company and any Participant or Beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

(b) Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other Person shall have any claim against the Company as a result of such action. Any decisions, actions or interpretations to be made under the Plan by the Company or the Committee, or the Administrator acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all Persons interested in the Plan.

Section 9.5 Information.

To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Compensation of all Participants, their death, Disability, or other cause of termination, and such other pertinent facts as the Administrator may require.

Section 9.6 Compensation, Expenses and Indemnity.

(a) The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Administrator and each member thereof, the Committee and any delegate of the Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE X

MISCELLANEOUS

Section 10.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

Section 10.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the Persons designated by the Plan and not to any other Persons. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, the Participant’s Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such Person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such mariner as the Administrator shall direct.

Section 10.3 Withholding.

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

Section 10.4 Amendment, Modification, Suspension or Termination.

The Committee or the Board of Directors of the Company may at any time, or from time to time, in its sole discretion amend or terminate the Plan in any manner that the Committee or the Board of Directors of the Company deems appropriate, including amending or terminating outstanding deferral elections, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant; provided, however, that no amendment shall reduce any benefits accrued under the terms of the Plan as of the date of amendment. Without limiting the foregoing, during the 30 days preceding or 12 months following a Change in Control, the Committee or the Board of Directors of the Company may, in its sole discretion, terminate the Plan and distribute all Accounts in a lump sum to Participants no later than 12 months thereafter, in accordance with Section 409A.

Section 10.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of federal law.

Section 10.6 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator, the Company and the Trustee. The Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

Section 10.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a Person who, in the sole judgement of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any Person found by the Administrator, in its sole judgement, to have assumed the care of such Person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.

Section 10.8 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

Section 10.9 Tax Consequences.

The Participant shall be solely and exclusively responsible for the tax consequences of participation in the Plan including (without limitation) (i) any applicable taxes including U.S. federal income tax, state income tax, other state and local taxes, payroll or employment taxes (e.g. FICA, FUTA, SUTA, etc.), non-U.S. taxes, and any other applicable taxes, (ii) required withholdings to satisfy any tax obligations, (iii) tax consequences under Section 409A of the Code. The Company, the Committee, the Administrator, and any of their officers, directors, employees, agents, and other authorized parties acting on their behalf make no guarantee, warranty, or other obligation or promise concerning any tax treatment (intended or otherwise) and shall be under no obligation to indemnify or make whole any participant for tax consequences of participation in this Plan, including (without limitation) any tax consequences for failure to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer to be effective on January 1, 2022.

HILTON GRAND VACATIONS INC.

By:
Its:

APPENDIX A

Pre-409A Grandfathered Account for Mark Wang

Notwithstanding anything else in the Plan to the contrary, Mark Wang has a grandfathered benefit regarding compensation deferred prior to January 1, 2005 (the “Grandfathered Account”). The intent of this Appendix A is to memorialize the terms of the Grandfathered Account. The Grandfathered Account has not been materially modified at any time after October 3, 2004 and is a grandfathered benefit within the meaning of Section 409A.

Except as specifically set forth herein, the terms of the Plan shall govern the Grandfathered Account, provided, however, that to the extent any term or provision of the Plan purporting to impact the Grandfathered Account is inconsistent with the terms of this Appendix A, the provisions of this Appendix A shall control regarding the Grandfathered Account. Capitalized terms used in this Appendix A and not otherwise defined shall have the meanings assigned to such terms in the Plan. For purposes of this Appendix A, any references to the “Participant” shall refer exclusively to Mark Wang.

1.1

Amount of Grandfathered Account. The amount of the Grandfathered Account shall consist of the amount that existed prior to January 1, 2005, adjusted for earnings and losses as described in Section 1.8 of this Appendix A. For clarification, the Grandfathered Account relates to compensation deferred under a predecessor employer plan only.

1.2

No Additional Deferrals or Contributions. Nothing in the Plan or otherwise shall permit the Participant to make additional deferrals of Compensation to the Grandfathered Account. For clarification, the Participant shall not receive any Company Match, Company Contributions, or other additions or credits to his Grandfathered Account, other than adjustments for deemed earnings and losses as described in Section 1.8 of this Appendix A.

1.3

Distribution Requirements. In order to elect a distribution, the value of the Grandfathered Account must be at least $100,000 and the sum of the Participant’s age plus the Participant’s years of service with the Employer (or its predecessor) must be at least 55. The Participant satisfies these requirements as of the Effective Date.

1.4

Timing of Distribution. The Participant’s account shall be distributable as soon as administratively practicable on or following the date which is one year and one day following the Participant’s termination of employment. For purposes of this Appendix A, the term “termination of employment” shall be interpreted as requiring a Separation from Service under the Plan.

1.5

Forms of Payment. The Participant may elect to receive a distribution of the Grandfathered Account in either a single lump sum or a series of 5, 10, 15, or 20 substantially equal annual installments. In the event the Participant elects installments, each installment shall be made as soon as administratively practicable on or after the respective anniversary of the first payment.

1.6

Election Procedure. At any time prior to his termination of employment, the Participant may submit a one-time written and irrevocable election (subject to procedures set forth by the Committee) designating a form of payment listed in Section 1.5 of this Appendix A. If the Participant’s employment terminates before the Participant has submitted a written election, the Grandfathered Account shall be paid in the form of a lump sum at the time set forth in Section 1.4 of this Appendix A.

1.7

Death. In the event of the Participant’s death before the full distribution of the Grandfathered Account, the balance of the Grandfathered Account shall be distributed in a single lump sum, as described in Article VII of the Plan.

1.8

Investment Elections and Earnings. The Grandfathered Account shall be adjusted for deemed investment earnings and losses. Prior to January 1, 2022, the Grandfathered Account was adjusted for earnings and losses at a rate determined by the Employer. Effective as soon as practicable on or after January 1, 2022, the Participant may submit investment elections with regard to the Grandfathered Account as described in Section 3.4 of the Plan, which shall be used to determine deemed investment earnings and losses. If the Participant does not submit specific elections regarding the Grandfathered Account, the Participant’s elections regarding his Account under the Plan (including any deemed elections) shall apply to the Grandfathered Account.

1.9	Beneficiaries. The Participant’s beneficiaries for the Grandfathered Account shall be the Participant’s Beneficiary or Beneficiaries under the Plan.

1.10

No Material Modifications. The intent of this Appendix A is to document the core provisions of the Grandfathered Account. Nothing in this Appendix A is intended to function as a material modification to any provision of the Grandfathered Account; to the extent that one or more provisions of this Appendix A is determined to constitute a material modification that would adversely affect the grandfathered status of the Grandfathered Account under Section 409A, such provision(s) shall be null, void, and of no effect and the original, unmodified terms governing the Grandfathered Account shall be interpreted as having continued to apply for all relevant periods.